Exhibit 10.22

TENDER AND SUPPORT AGREEMENT

This TENDER AND SUPPORT AGREEMENT (this “Agreement”), dated as of November 18, 2022, is entered into by and among OPAL Fuels Inc., a Delaware corporation (the “Company”), each of the persons listed on Schedule A hereto (each, a “Public Warrant Holder”) and each of the persons listed on Schedule B hereto (each, a “Private Warrant Holder” and, together with the Public Warrant Holders, the “Warrant Holders,” and each, a “Warrant Holder”).

WHEREAS, as of the date hereof, (a) each Public Warrant Holder is the beneficial owner of warrants sold as part of the units in the initial public offering (the “IPO”) (whether they were purchased in the IPO or thereafter in the open market) (the “Public Warrants”) of ArcLight Clean Transition Corp. II, a Cayman Islands exempted company and the Company’s predecessor (“ArcLight”), and (b) each Private Warrant Holder is the beneficial owner of warrants issued in a private placement in connection with the closing of the IPO that have not become public warrants as a result of being transferred to any person other than permitted transferees (the “Private Placement Warrants” and, together with the Public Warrants, the “Warrants”), in each case governed by the Warrant Agreement, dated as of March 25, 2021 (the “Warrant Agreement”), by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agent”);

WHEREAS, on July 21, 2022, ArcLight domesticated as a Delaware corporation and changed its name to “OPAL Fuels Inc.”, and on July 21, 2022 completed its business combination with Opal Fuels LLC;

WHEREAS, as of the date hereof, the Public Warrants are listed on The Nasdaq Capital Market under the symbol “OPALW” and there are a total of 6,223,233 Public Warrants and 9,223,261 Private Placement Warrants outstanding;

WHEREAS, each whole Warrant entitles its holder to purchase one share of Class A common stock, par value $0.0001 per share, of the Company (the “Class A Common Stock”) for a purchase price of $11.50, subject to certain adjustments;

WHEREAS, the Company is initiating an exchange offer (the “Exchange Offer”) pursuant to a registration statement on Form S-4 to be filed with the U.S. Securities and Exchange Commission (as may be amended and supplemented, the “Registration Statement”) to offer all Warrant Holders the opportunity to exchange their Warrants for shares of Class A Common Stock, based on an exchange ratio of 0.250 shares of Class A Common Stock per Warrant and subject to other terms and conditions to be disclosed in the Registration Statement;

WHEREAS, concurrent with the Exchange Offer and as part of the Registration Statement, the Company is initiating a consent solicitation (the “Solicitation”) to solicit the consent of the holders of the Warrants to amend (the “Warrant Amendment”), effective upon the completion of the Exchange Offer, the terms of the Warrant Agreement to permit the Company to require that each Warrant that is outstanding upon the closing of the Exchange Offer be converted into 0.225 shares of Class A Common Stock, which is a ratio of 10.0% less than the exchange ratio applicable to the Exchange Offer, subject to the terms and conditions to be disclosed in the Registration Statement; and

WHEREAS, as an inducement to the Company’s willingness to initiate the Exchange Offer and the Solicitation, each Warrant Holder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

Section 1.01 Agreement to Tender. Each Warrant Holder shall validly tender or cause to be tendered to the Company all Warrants beneficially owned by such Warrant Holder as of the date hereof, free and clear of any liens, options, rights or other encumbrances, limitations or restrictions whatsoever, pursuant to and in accordance with the terms of the Exchange Offer as described in the Registration Statement, no later than the scheduled or extended expiration time of the Exchange Offer at a ratio of 0.250 shares of Class A Common Stock per Warrant. Notwithstanding anything to the contrary in the Registration Statement, after a Warrant Holder validly tenders his, her or its Warrants to the Company in accordance with the terms of the Registration Statement, such Warrant Holder shall not withdraw or cause to be withdrawn the tender of any of such Warrants from the Exchange Offer, unless this Agreement is terminated pursuant to Section 1.07 hereof. For the avoidance of doubt, nothing in this Agreement shall restrict the Warrant Holder from acquiring additional Warrants subsequent to the date hereof and such additional Warrants shall not be subject to the terms of this Agreement.

Section 1.02 Agreement to Consent. Each Warrant Holder shall deliver to the Company its timely consent with respect to the Solicitation with respect to all of such Warrant Holder’s Warrants in accordance with the terms and conditions of the Solicitation as described in the Registration Statement, and such Warrant Holder shall not withdraw or cause to be withdrawn any such consent; provided, however that such consent may be withdrawn if this Agreement is terminated pursuant to Section 1.07 hereof.

Section 1.03 Ownership of Warrants. Each Warrant Holder represents and warrants to the Company, as of the date hereof and as of the date of tender of such Warrant Holder’s Warrants in accordance with this Agreement, that such Warrant Holder is the sole beneficial owner of the number of Warrants set forth opposite such Warrant Holder’s name on Schedule A or Schedule B hereto, as applicable, and has good and marketable title to such Warrants, free and clear of any liens, options, rights or other encumbrances, limitations or restrictions whatsoever (other than liens imposed under typical prime brokerage agreements and those restrictions imposed by applicable securities laws, this Agreement and the Warrant Agreement). Each Warrant Holder shall not transfer any Warrants owned by such Warrant Holder as of the date hereof to any person (other than the Company in connection with the Exchange Offer) unless such person acquiring such Warrants signs a joinder to this Agreement agreeing to be bound by all terms and conditions of this Agreement.

Section 1.04 Company Covenants. The Company agrees that it shall take all steps reasonably necessary or desirable to commence the Exchange Offer and Solicitation as soon as practicable, consistent with this Agreement, and agrees to take all steps necessary to update the Registration Statement as required by applicable laws and regulations, and that the Registration Statement, when declared effective, will comply with all applicable U.S. Securities and Exchange Commission requirements.

Section 1.05 Conditions to Tender and Consent. Notwithstanding anything herein to the contrary, each Warrant Holder may make its tender and consent conditioned on there being no amendment to the terms of the Exchange Offer as described in the Registration Statement that is materially adverse to such Warrant Holder.

Section 1.06 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 1.07 Termination. This Agreement shall terminate as to all Warrant Holders (a) upon written notice to all the Warrant Holders by the Company, (b) upon the earlier of (i) the date the Company’s board of directors or a committee thereof determines to no longer pursue the Exchange Offer and the Solicitation and (ii) January 31, 2023, and (c) if the Company fails to commence the Exchange Offer and Solicitation by November 30, 2022.

Section 1.08 U.S. Federal Income Tax Treatment. The exchange of Warrants for shares of Class A Common Stock pursuant to the Exchange Offer is intended to qualify as a reorganization pursuant to Section 368 of the Internal Revenue Code of 1986, as amended, and the parties shall not take any position inconsistent therewith unless otherwise required by applicable law.

Section 1.09 Warrant Holder Obligations Several and Not Joint. The obligations of each Warrant Holder hereunder shall be several and not joint, and no Warrant Holder shall be liable for any breach of the terms of this Agreement by any other Warrant Holder.

Section 1.10 Governing Law. The validity, interpretation and performance of this Agreement and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Section 1.11 Counterparts. This Agreement may be signed in counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be an original and all of which together shall constitute one and the same instrument. The words “execution,” “signed,” “signature” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement, if any, shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

COMPANY:

OPAL Fuels Inc.

By:	/s/ Jonathan Maurer
Name:	Jonathan Maurer
Title:	Co-Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

PUBLIC WARRANT HOLDERS:

Highbridge Tactical Credit Master Fund, L.P.

By: Highbridge Capital Management, LLC as Trading Manager and not in its individual capacity

/s/ Jason Hempel
Name:	Jason Hempel
Title:	Managing Director, Co-CIO

Highbridge SPAC Opportunity Fund, LP.

By: Highbridge Capital Management, LLC, as Trading Manager and not in its individual capacity

/s/ Jason Hempel
Name:	Jason Hempel
Title:	Managing Director, Co-CIO

Brahman Partners II, L.P.
Brahman Partners III, L.P.
Brahman Partners Offshore, Ltd.
Brahman Partners IV, L.P.
Brahman Partners IV (Cayman), Ltd.

By: Brahman Capital Corp.,

/s/ David Metzman
Name:	David Metzman
Title:	General Counsel

Class IV Fund, LP

By: Northbank Capital Management, LLC, its manager

/s/ Bradford Seagraves
Name:	Bradford Seagraves
Title:	CIO

ICS OPPORTUNITIES, LTD.

By:	Millennium International Management LP, its Investment Manager

/s/ Mark Meskin
Name:	Mark Meskin
Title:	Chief Trading Officer

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

PRIVATE PLACEMENT WARRANT HOLDERS:

ArcLight CTC Holdings II, L.P.
By: ACTC Holdings GP II, LLC

/s/ John F. Erhard
Name:	John F. Erhard
Title:	Vice President

Encompass Capital Master Fund L.P.
Encompass Capital E L Master Fund L.P.
Encompass Capital Energy Transition Master Fund L.P.
BEMAP Master Fund Ltd
Blackstone CSP-MST FMAP Fund

By:	Encompass Capital Advisors LLC, Investment Manager or Sub-Advisor

/s/ Larry Kassman
Name:	Larry Kassman
Title:	Chief Financial Officer/Chief Operating Officer

Schedule A

Name of Public Warrant Holder	Number of Public Warrants
Highbridge Tactical Credit Master Fund, L.P.	152,160
Highbridge SPAC Opportunity Fund, LP	137,081
Brahman Partners II, L.P.	128,598
Brahman Partners III, L.P.	199,984
Brahman Partners Offshore, Ltd.	469,200
Brahman Partners IV, L.P.	490,455
Brahman Partners IV (Cayman), Ltd.	31,352
Class IV Fund, LP	1,651,461
ICS Opportunities, Ltd.	56,900

Schedule B

Name of Private Warrant Holder	Number of Private Placement Warrants
ArcLight CTC Holdings II, L.P .	7,238,025
Encompass Capital Master Fund L.P.	895,932
Encompass Capital E L Master Fund L.P.	577,382
Encompass Capital Energy Transition Master Fund	94,360
BEMAP Master Fund Ltd	119,738
Blackstone CSP-MST FMAP Fund	297,824